EXHIBIT 99.1
JOINT FILING AGREEMENT
PURSUANT TO RULE 13d-1(k)(1)
     In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing with the other reporting person of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, par value $0.001 per share, of Integrated Environmental Technologies, Ltd., and that this Agreement be included as an Exhibit to such joint filing.
     IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 14th day of February 2011.

MCADOO CAPITAL, INC.

/s/ Zachary McAdoo

Zachary McAdoo, President

ZANETT OPPORTUNITY FUND, LTD.

By:	MCADOO CAPITAL, INC., its Investment Manager

/s/ Zachary McAdoo

Zachary McAdoo, President

/s/ Zachary McAdoo

Zachary McAdoo